Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors

Fair Isaac Corporation:
We consent to the use of our report dated November 10, 2004, except as to the fifth paragraph of note 1, which is as of February 24, 2005, with respect to the consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for the year ended September 30, 2004, which report appears in the Annual Report on Form 10-K of Fair Isaac Corporation for the year ended September 30, 2006, incorporated herein by reference.
/s/ KPMG LLP
San Diego, California
May 7, 2007